As filed with the Securities and Exchange Commission on November 13, 2003

Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Registration Statement

under

The Securities Act of 1933, as amended

LIMITED BRANDS, INC.

(Exact name of registrant as specified in charter)

Delaware	31-1029810
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Three Limited Parkway
Columbus, Ohio	43216
(Address of Principal Executive Offices)	(Zip Code)

Limited Brands, Inc. Stock Award and Deferred Compensation Plan

For Non-Associate Directors

Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan

(As Amended and Restated Effective May 18, 2003)

Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan

(Full title of plans)

Samuel P. Fried

Senior Vice President and Counsel

Limited Brands, Inc.

Three Limited Parkway, P.O. Box 16000

Columbus, Ohio 43216

(614) 415-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee

Common Stock, $.50 par value
— issuable under the Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors	500,000 shares	$ 17.815	(2)	$8,907,500	(2)	$721
— issuable under the Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (As Amended and Restated Effective May 18, 2003)	37,573,857 shares	$ 17.815	(2)	$669,378,263	(2)	$54,153
— issuable under the Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan	10,785,619 shares	$6.1147-$22.8355	(3)	$141,075,897	(3)	$11,413
TOTAL						$66,287

(1)	Includes an indeterminate number of shares of Common Stock as may be issuable in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act based upon the average of the high and low prices reported in the New York Stock Exchange consolidated reporting system on November 7, 2003.
(3)	See “Explanatory Note.” Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act based upon average weighted exercise prices at which options to purchase Common Stock issued under the plan may be exercised.

EXPLANATORY NOTE

Pursuant to the Securities Act, Limited Brands, Inc. (the “Company” or “Registrant”) files this registration statement on Form S-8 (the “Registration Statement”) to register 10,785,619 shares of Common Stock, par value $.50 per share, for issuance upon the exercise of the options to purchase Common Stock described below.

Prior to March 22, 2002, the Company owned approximately 84% of the common stock of Intimate Brands, Inc. (“Intimate Brands”). On March 21, 2002, pursuant to an exchange offer, the Company acquired the remaining shares of Intimate Brand’s common stock. Following that transaction, outstanding options to acquire the common stock of Intimate Brands under Intimate Brand’s 1995 Stock Option and Performance Incentive Plan were automatically converted into options to acquire the Common Stock being registered under this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed under the Securities Exchange Act of 1934 (the “1934 Act”) (1934 Act File No. 001-08344) with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003 (including the portions of the Proxy Statement for our Annual Meeting of Stockholders held on May 19, 2003 incorporated by reference therein);

(ii)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, 2003 and August 2, 2003;

(iii)	The Company’s Current Report on Form 8-K filed on August 21, 2003;

(iv)	The description of the Company’s Common Stock contained in the Company’s 1934 Act Registration Statement on Form 8-A, dated May 10, 1982, amended by the Company’s 1934 Act Report on Form 8, dated September 1, 1989, each filed pursuant to Section 12(b) of the 1934 Act, including any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made pursuant to the registration statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Mr. Fried, General Counsel of the Company, beneficially owns equity securities of the Company with an aggregate value in excess of $50,000.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the officer or director must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify an officer or director in a derivative suit if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation unless the officer or director is found liable to the corporation. However, if the Court of Chancery or the court in which such action or suit was brought determines that the officer or director is fairly and reasonably entitled to indemnity, then the Court of Chancery or such other court may permit indemnity for such officer or director to the extent it deems proper.

The Registrant’s Bylaws provide generally that the Registrant shall indemnify its present and past directors and officers to the fullest extent permitted by the laws of Delaware as they may exist from time to time. Directors and officers of the Registrant and its subsidiaries are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal. The Registrant’s Bylaws also provide that indemnification thereunder is not exclusive, and the Registrant may agree to indemnify any person as provided therein. The Registrant is a party to indemnification agreements with its directors and officers. The agreements provide that the Registrant will indemnify such directors and officers to the fullest extent permitted by applicable law, and require the Registrant to maintain directors’ and officers’ liability insurance at the level in effect when the relevant indemnification agreement was executed and to advance expenses upon the request of an officer or director.

The Registrant’s Certificate of Incorporation provides that directors of the Registrant shall not be held personally liable to the Registrant or its stockholders for monetary damages arising from certain breaches of their fiduciary duties. The provision does not insulate directors from personal liability for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not taken in good faith or that involve intentional misconduct of knowing violation of law, (iii) transactions in which the director derives an improper personal benefit, (iv) unlawfully voting to pay dividends or to repurchase or redeem stock.

The Registrant maintains insurance policies providing for indemnification of directors and officers and for reimbursement to the Registrant for monies which it may pay as indemnity to any director or officer, subject to the conditions and exclusions of the policies and specified deductible provisions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

3.1	Certificate of Incorporation of the Company, dated March 8, 1982 incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

3.2	Certificate of Amendment of Certificate of Incorporation, dated May 19, 1986 incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

3.3	Certificate of Amendment of Certificate of Incorporation, dated May 19, 1987 incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

3.4	Certificate of Amendment of Certificate of Incorporation, dated May 31, 2001 incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 5, 2001.

3.5	Restated Bylaws of the Company incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

4.1	Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors.

4.2	Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (As Amended and Restated Effective May 18, 2003).

5.1	Opinion of Samuel P. Fried, Esq., regarding legality of securities.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Acknowledgement of Ernst & Young LLP.

23.3	Consent of Samuel P. Fried, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan incorporated by reference to the Intimate Brands, Inc. Proxy Statement dated April 14, 1997 (SEC file #1-13814).

Item 9.	Undertakings.

A.	UPDATING DISCLOSURE

The undersigned registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	SUBSEQUENT EXCHANGE ACT DOCUMENTS.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, and State of Ohio on the      day of November, 2003.

LIMITED BRANDS, INC. (Registrant)

By:	/s/ Leslie H. Wexner

Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie H. Wexner, Samuel P. Fried or V. Ann Hailey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits hereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and as of the 7th day of November, 2003.

Signatures	Title

/s/ Leslie H. Wexner Leslie H. Wexner	Chairman of the Board and Chief Executive Officer

/s/ V. Ann Hailey V. Ann Hailey	Executive Vice President and Chief Financial Officer (principal financial and principal accounting officer)

/s/ Eugene M. Freedman Eugene M. Freedman	Director

/s/ E. Gordon Gee E. Gordon Gee	Director

/s/ James L. Heskett James L. Heskett	Director

/s/ Donna A. James Donna A. James	Director

/s/ David T. Kollat David T. Kollat	Director

/s/ Leonard A. Schlesinger Leonard A. Schlesinger	Director

/s/ Donald B. Shackelford Donald B. Shackelford	Director

/s/ Allan R. Tessler Allan R. Tessler	Director

/s/ Abigail S. Wexner Abigail S. Wexner	Director

/s/ Raymond Zimmerman Raymond Zimmerman	Director

EXHIBIT INDEX

3.1	Certificate of Incorporation of the Company, dated March 8, 1982 incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

3.2	Certificate of Amendment of Certificate of Incorporation, dated May 19, 1986 incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

3.3	Certificate of Amendment of Certificate of Incorporation, dated May 19, 1987 incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

3.4	Certificate of Amendment of Certificate of Incorporation, dated May 31, 2001 incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 5, 2001.

3.5	Restated Bylaws of the Company incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

4.1	Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors.

4.2	Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (As Amended and Restated Effective May 18, 2003).

5.1	Opinion of Samuel P. Fried, Esq., regarding legality of securities.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Acknowledgement of Ernst & Young LLP.

23.3	Consent of Samuel P. Fried, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan incorporated by reference to the Intimate Brands, Inc. Proxy Statement dated April 14, 1997 (SEC file #1-13814).